As filed with the Securities and Exchange Commission on January 24, 2025

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZYVERSA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-2685744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 N. Commerce Parkway, Suite 208

Weston, FL 33326

(Address of Principal Executive Offices) (Zip Code)

ZyVersa Therapeutics, Inc. 2022 Omnibus Equity Incentive Plan

(Full title of the plan)

Stephen C. Glover

President and Chief Executive Officer

ZyVersa Therapeutics, Inc.
2200 N. Commerce Parkway, Suite 208

Weston, FL 33326
(Name and address of agent for service)

(754) 231-1688

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Faith L. Charles

Todd Mason

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, New York 10017-6232

(212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

An amendment (the “Amendment”) to the second amended and restated certificate of incorporation of ZyVersa Therapeutics, Inc. (the “Registrant”) was filed with the Secretary of State of the State of Delaware to effect a 1-for-10 reverse split (the “Reverse Stock Split”) of the Registrant’s issued and outstanding common stock, with an effective time of 4:01 p.m. Eastern Time on April 25, 2024. As a result of the Reverse Stock Split, every 10 shares of the Registrant’s common stock (“Common Stock”), either issued or outstanding, immediately prior to the filing and effectiveness of the Amendment, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of Common Stock. No fractional shares were issued in connection with the Reverse Stock Split. Unless otherwise indicated, all share numbers herein, including Common Stock registered hereunder and registered under prior registration statements, give effect to the Reverse Stock Split.

This registration statement on Form S-8 registers 250,327 additional shares of Common Stock of the Registrant that may be issued under the ZyVersa Therapeutics, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”), consisting of (a) 150,000 shares of Common Stock that were authorized for issuance under the Plan pursuant to an amendment and restatement to the Plan which was approved by the Registrant’s stockholders at the 2024 annual meeting of stockholders held on October 29, 2024, and (b) 100,327 shares of Common Stock that were authorized for issuance under the Plan pursuant to the Plan Evergreen Provision (as defined and described below).

The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase (the “Plan Evergreen Provision”) on January 1st of each year commencing January 1, 2024 and on each January 1 thereafter until the Expiration Date (as defined in the Plan), in an amount equal to 4% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Registrant’s Board of Directors may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. Pursuant to the Plan Evergreen Provision, the number of shares of Common Stock available for issuance under the Plan was increased by 100,327 shares of common stock effective January 1, 2025.

The Registrant previously registered up to (i) 1,453,107 shares of Common Stock (not accounting for the Reverse Stock Split or any other reverse stock split) available for issuance under the Plan on a registration statement on Form S-8, filed by the Registrant on May 19, 2023, File No. 333-272106, and (ii) 276,368 shares of Common Stock (not accounting for the Reverse Stock Split) available for issuance under the Plan on a registration statement on Form S-8, filed by the Registrant on February 14, 2024, File No. 333-277062 (such registration statements on Form S-8, the “Prior Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in this registration statement. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented herein.

As of January 22, 2025, the Company had 2,508,191 shares of Common Stock outstanding.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), this registration statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated herein by reference:

(a)	the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024;

(b)	Amendment No. 1 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on May 15, 2024;

(c)	the Registrant’s audited financial statements for the years ended December 31, 2023 and 2022, and the reports of Marcum LLP and Ernst & Young LLP thereon, contained on pages F-2 through F-28 of the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-275320) filed with the SEC on July 12, 2024;

(d)	the Registrant’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the SEC on May 15, 2024, August 9, 2024, and November 14, 2024, respectively;

(e)	the Registrant’s current reports on Form 8-K (and amendments thereto, as applicable) filed with the SEC on March 1, 2024, March 8, 2024, April 17, 2024, April 25, 2024, August 1, 2024, September 16, 2024, October 30, 2024, and November 6, 2024 (other than any portions thereof deemed furnished and not filed);

(f)	the Registrant’s definitive proxy statement on Schedule 14A, as filed with the SEC on September 9, 2024; and

(g)	the description of the Registrant’s Common Stock contained in the Registrant’s Form 8-A12B (Registration No. 001-41184) as filed with the SEC on December 20, 2021, as updated by the description of the Registrant’s capital stock contained in the Registrant’s registration statement on Form S-1, as amended (File No. 333-269442) declared effective by the SEC on April 26, 2023, and the related prospectus, dated April 26, 2023 filed with the SEC pursuant to Rule 424(b)(4) of the Securities Act of 1933, as amended, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 6. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation.

Our Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director or officer of the Registrant shall have any personal liability to us or our stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. The Certificate of Incorporation also limits the liability of our directors to the fullest extent permitted by the DGCL, and the Certificate of Incorporation and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance all fees, expenses and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated ZyVersa Therapeutics, Inc. 2022 Omnibus Equity Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on October 30, 2024, and incorporated herein by reference).

4.2	Specimen Class A Common Stock Certificate of ZyVersa Therapeutics, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2022).

5.1*	Opinion of Thompson Hine LLP.

99.1	Variant Pharmaceuticals, Inc. 2014 Equity Compensation Plan (incorporated by reference to Exhibit 10.7 to the Company’s Form S-4 filed with the SEC on September 27, 2022).

99.2	Amendment to Variant Pharmaceuticals, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2022).

99.3	Form of Incentive Stock Option Grant Agreement under the ZyVersa Therapeutics, Inc. 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6.1 to the Company’s Registration Statement on Form S-4 filed with the SEC on September 27, 2022).

99.4	Form of Restricted Stock Unit Award Agreement under the ZyVersa Therapeutics, Inc. 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6.2 to the Company’s Registration Statement on Form S-4 filed with the SEC on September 27, 2022).

99.5	Form of Non-Qualified Stock Option Grant Agreement under the ZyVersa Therapeutics, Inc. 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.6.3 to the Company’s Registration Statement on Form S-4 filed with the SEC on September 27, 2022).

23.1*	Consent of Marcum LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Thompson Hine LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

107*	Filing fee table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida, on January 24, 2025.

ZYVERSA THERAPEUTICS, INC.

By:	/s/ Stephen C. Glover
Stephen C. Glover
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of ZyVersa Therapeutics, Inc., a Delaware corporation, do hereby constitute and appoint each of Stephen C. Glover and Peter Wolfe as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to this registration statement on Form S-8), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen C. Glover	Chief Executive Officer, President, and Chairman	January 24, 2025
Stephen C. Glover	(Principal Executive Officer)

/s/ Peter Wolfe	Chief Financial Officer and Secretary	January 24, 2025
Peter Wolfe	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert G. Finizio	Director	January 24, 2025
Robert G. Finizio

/s/ Min Chul Park	Director	January 24, 2025
Min Chul Park, Ph.D.

/s/ James Sapirstein	Director	January 24, 2025
James Sapirstein

/s/ Gregory Freitag	Director	January 24, 2025
Gregory Freitag